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 EXHIBIT 6.13

                        RIGHT OF FIRST REFUSAL AGREEMENT

         THIS AGREEMENT made this 29th day of October, 1999, between Total China, Inc. (the "Corporation"), a Delaware corporation with offices 9107 Wilshire Blvd., Suite 475, Beverly Hills, CA 90210 and each party hereto purchasing shares of common stock of the Corporation (each of the last named person shall hereinafter sometimes be referred to individually as a "Shareholder" and collectively as the "Shareholders").

         WHEREAS, the Corporation wishes to grant the Shareholders a right of first refusal to purchase all or substantially all of assets of the Corporation (the "Assets"), in the event that the Corporation wishes to sell the Assets in accordance with the terms and conditions set forth herein;

         NOW, THEREFORE, the parties agree as follows:

         1.       Right of First Refusal.

                  (a) In the event that the Corporation ("Transferor") shall receive from a non-affiliated person ("Third Party Transferee") a written bona fide offer to purchase the Assets owned by the Transferor (the "Offer"), which Offer the Transferor desires to accept, the Transferor shall give the Shareholders written notice of such desire (the "Notice"). The Notice shall include the purchase price and the terms of the Offer, together with a copy of the Offer.

                  (b) Each Shareholder shall have, for a period of 30 days following the delivery of the Notice, an option to purchase all of the Assets on the same terms and conditions as set forth in the Offer, on the Pro Rata Basis (as defined herein), and if the Shareholders shall elect to exercise such option, such Shareholders shall within such 30-day period give their written election notice of exercise to the Transferor and to the other Shareholders. Pro Rata Basis shall mean the ratio of the number of shares of common stock of the Corporation owned by a Shareholder to the total number of shares of common stock of the Corporation purchased by the Shareholders.

                  (c) In the event that a Shareholder fails to exercise such option with respect to all the Assets, each exercising Shareholder shall have an option to elect to purchase all of the share of the Assets that otherwise could have been purchased by a non-electing Shareholder on the same terms and conditions as set forth in the Offer, on the Pro Rata Basis, which option must be exercised by his written election notice to the other Shareholders within 10 days after the expiration of the 30-day option period set for in
Section 1(b).

                  (d) The closing of any purchase and sale of the Assets shall take place at the principal office of the Corporation on a mutually agreed date after 10 business days, but not more than 15 business days, from the date on which the options granted to the Shareholders to purchase the Assets in Sections 1(b) and (c) expire.

                  (e) In the event that the Shareholders shall fail to exercise the option to purchase all of the Assets owned by the Transferor, the Transferor may thereafter transfer all of

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the Assets owned by it to the Third-Party Transferee on the terms and at the price described in the Offer within 120 days thereafter. If the Transferor does not consummate the transfer to the Third-Party Transferee within such 120 day period, the Assets of the Transferor shall again became subject to all of the terms and conditions of this Agreement.

         2. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person, by nationally recognized overnight delivery service or by facsimile or (b) three days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested to the party entitled to receive the same, if to the Corporation, Total China, Inc., 9107 Wilshire Blvd., Suite 475, Beverly Hills, CA 90210 with a copy to Law Offices of Stephen R. Field, 620 Fifth Avenue, Third Floor, New York, New York 10020, Attn: Stephen R. Field, Esq., facsimile number (212) 332-6055, and if to a Shareholder, at the address shown on the books and records of the Corporation. Any party may change his address by giving notice to the other party stating his new address. Commencing on the 10th day after the giving of such notice, such newly designated address shall be such parts address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

         3. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California determined without regard to conflicts of law principles. All parties hereto (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a federal or state court in Los Angeles, California, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the exclusive jurisdiction of such federal or state court in Los Angeles, California in any such suit, action or proceeding, but such consent shall not constitute a general appearance or be available to any other person who is not a party to this Agreement. All parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Agreement shall constitute personal service thereof.

         4. Entire Agreement; Waiver of Breach. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understanding among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as provided herein; and no waiver of any breach or condition of this Agreement shall be deemed to have occurred unless such waiver is in writing, signed by the party against whom enforcement is sought, and no waiver shall be claimed to be a waiver of any subsequent breach or condition of a like or different nature.

         5. Binding Effect; Assignability. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns. This Agreement and the rights of the parties hereunder shall not be assigned except with the written consent of all parties hereto.

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         6.  Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

         7. Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         8. Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

         9. Amendments. This Agreement may not be amended except in a writing signed by all of the parties hereto.

         10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of such signature pages executed by the parties to one copy of the Agreement; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                       Total China, Inc.

                                       By: /s/ Gerald Green, President

INVESTORS:

------------------------------         ------------------------------------
Signature                              Print Name

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                              Schedule of Investors

NAME
Frank Argano
Stanley Berk
Timothy J. Coltrell
Allan Corn
Richard Davimos
Richard Davimos, Jr.
Jacques L. Devore
Larry du Boef
Margaret Elardi
Garry Fetman
Thomas Fuchs
Daly City Anesthesia Medical Group Money Purchase and
Profit Sharing Pension Trust
Randall L. Gaynor
Stephen P. Grayson, A Professional Corp. Profit Sharing
Plan
Martin L. Herman
Alan I. Kazden
Richard H. Kirschner, A Professional Corp. Profit Sharing
Plan
Daniel Kramer
Jeffrey Leifer
Einav David Limor
Michael B. Mille
Arthur S. Mishler
Arthur Newman
Alan Pachtman
Sam Picardi
Steve Poltz
Gerard Renk
Ronald Rotter
Lamar Rutherford
Nathan Schulhof
David Schwuartzman
Robert M. Smith
Harold and Elizabeth Springer
Joy Wexler Starr
Richard Stern
Strasser & Associates, Inc.
Sugarman Family Partners
Swan Alley (Nominees) Limited
Stephen R. Willey
Scott S. Zacky
Laurence Zalk